NEWS RELEASE
                                   FOR MORE INFORMATION CONTACT
                                   Wayne H. Benson
                                   Chief Executive Officer
                                   ------------------------
                                   FOR IMMEDIATE RELEASE
                                   618-395-8676

               COMMUNITY FINANCIAL CORP.
  ANNOUNCES APPOINTMENT OF THREE ADDITIONAL DIRECTORS
           AND NEW CHIEF EXECUTIVE OFFICERS

Olney, Illinois - June 8, 1998. Community Financial Corp. (Nasdaq.nms: CFIC), the holding company for Community Bank & Trust, N.A., American Bank, Egyptian State Bank, Saline County State Bank and MidAmerica Bank of St. Clair County, announced today that the Board of Directors increased the number of directors to eleven by adding three new directors. The new directors are Roger L. Haberer, who currently serves as a director of Community Bank & Trust, N.A., Gary L. Graham, who currently serves as a director of MidAmerica Bank of St. Clair County, and Wayne H. Benson, who currently serves as Executive Vice President of Community Bank & Trust, N.A.

"The addition of these three directors will bring significant additional expertise to the Board of our holding company," said Charles M. DiCiro, the Chairman of the Board of Community Financial Corp. "The Board of Directors also wanted to increase the representation on the holding company's Board of Directors to include a director of the Company's wholly owned bank subsidiaries."

In addition, Community Financial Corp.  announced that Shirley
B. Kessler, who has previously indicated her intention to retire at the end of 1999, has resigned as Chief Executive Officer of the Company and that Wayne H. Benson was promoted to fill that position. "This step was taken to facilitate an orderly management succession," said Ms. Kessler. Ms. Kessler will remain as President of Community Financial Corp. and President and Chief Executive Officer of Community Bank & Trust, N.A., the Company's largest bank subsidiary.

Community Financial Corp. serves southern Illinois through its five bank subsidiaries and reported consolidated assets of approximately $308.6 million, consolidated loans of approximately $157.5 million, and consolidated deposits of approximately $217.4 million based on March 31, 1998 financial information.